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EXHIBIT 12

CAREER EDUCATION CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

	Quarter ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Earnings
Add:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$31,146	$19,543	$112,012	$68,063	$39,506	$19,198	$7,851
Fixed charges	403	471	2,578	2,164	1,565	1,666	1,730
Amortization of capitalized interest	14	9	35	11	—	—	—
Distributed income of equity investees	890	647	2,136	1,697	—	—	—
Share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—
Deduct:
Interest capitalized	—	—	(149)	(471)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	(157)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(1,166)	(737)	(2,348)	(1,674)	—	—	—

Total earnings	$31,287	$19,933	$114,264	$69,790	$41,071	$20,864	$9,424
Fixed Charges
Interest expensed	$342	$325	$2,094	$1,493	$1,358	$1,482	$1,416
Interest capitalized	—	98	149	471	—	—	—

Interest expensed and capitalized	342	423	2,243	1,964	1,358	1,482	1,416
Amortized premiums, discounts, and capitalized expenses related to indebtedness	61	48	335	200	207	184	157
Estimated interest within rental expense	—	—	—	—	—	—	—

Total fixed charges	$403	$471	$2,578	$2,164	$1,565	$1,666	$1,573
Ratio of Earnings to Fixed Charges	77.6	42.3	44.3	32.3	26.2	12.5	6.0

CAREER EDUCATION CORPORATION

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Quarter ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Earnings
Add:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$31,146	$19,543	$112,012	$68,063	$39,506	$19,198	$7,851
Fixed charges	403	471	2,578	2,164	1,565	1,666	1,730
Amortization of capitalized interest	14	9	35	11	—	—	—
Distributed income of equity investees	890	647	2,136	1,697	—	—	—
Share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—
Deduct:
Interest capitalized	—	—	(149)	(471)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	(157)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(1,666)	(737)	(2,348)	(1,674)	—	—	—

Total earnings	$31,287	$19,933	$114,264	$69,790	$41,071	$20,864	$9,424
Fixed Charges and Preferred Stock Dividends
Interest expensed	$342	$325	$2,094	$1,493	$1,358	$1,482	$1,416
Interest capitalized	—	98	149	471	—	—	—

Interest expensed and capitalized	342	423	2,243	1,964	1,358	1,482	1,416
Amortized premiums, discounts, and capitalized expenses related to indebtedness	61	48	335	200	207	184	157
Estimated interest within rental expense	—	—	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	157

Total fixed charges and preferred stock dividends	$403	$471	$2,578	$2,164	$1,565	$1,666	$1,730
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	77.6	42.3	44.3	32.3	26.2	12.5	5.4

QuickLinks

  EXHIBIT 12
CAREER EDUCATION CORPORATION RATIO OF EARNINGS TO FIXED CHARGES
CAREER EDUCATION CORPORATION RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS